                                                                  Exhibit 2.2


                        STOCK PURCHASE AND SALE AGREEMENT

This Agreement is made this 6th day of April, 2000, by and among Mackie Designs Inc. ("Mackie"), a Washington corporation, and the following persons (collectively, the "Sellers"): Kenneth P. Berger ("Berger"); Kenton Forsythe ("Forsythe"); Frank Loyko ("Loyko"); Gregory Garritt ("Garritt"); Barry Greene ("Greene"); Stephen Siegel ("Siegel"); Will Durfee ("Durfee"); Mark O'Connor ("O'Connor"); Ivan Schwartz ("Schwartz"); and Daniel Macdonald ("Macdonald"); The Judith K. Berger Charitable Remainder Unitrust ("Trust 1"); and the Kenneth P. Berger Charitable Remainder Unitrust ("Trust 2").

                                    RECITALS

A. Sellers own all of the issued and outstanding voting common shares of Eastern Acoustic Works, Inc. ("EAW"), a Massachusetts corporation.

B. EAW is a manufacturer of speakers, operating a manufacturing facility located at One Main Street, Whitinsville, Massachusetts. EAW's subsidiaries are engaged in the sale and distribution of products manufactured by EAW.

C. Mackie wishes to buy, and Sellers wish to sell, all of the issued and outstanding shares of EAW upon the terms and conditions set forth below.

Based upon the above recitals, the parties promise, warrant and agree as follows:

1.   DEFINITIONS AND PRINCIPLES OF CONSTRUCTION:

          1.1. DEFINITIONS: The following terms shall have the following meanings when used in this Agreement:

          1.1.1. "Actual Knowledge" shall mean (a) the actual knowledge of the party in question, and (b) such knowledge or information of which such party should have known or become aware of had he exercised reasonable due diligence by (i) making inquiry of directors, officers and senior management of EAW or its Affiliates, (ii) searching public records or (iii) reviewing EAW's books and records of the type described in Section 6.3.14;

          1.1.2. "Affiliate" shall mean any entity which is controlled by, under common control with, or which controls any other entity; provided, however, that for purposes of this Agreement Berger shall not be an Affiliate;

          1.1.3. "Assets" shall mean all of the assets of EAW and its Affiliates wherever located, including, but not limited to: inventory; Personal Property; fixtures; accounts receivable; contract rights; Intellectual Property; prepaid expenses and


                                                                PAGE-1
              deposits; cash; customer lists; phone numbers; rights to the use of the name "Eastern Acoustic Works" or any variant thereof; all documents, records, and files connected with the Business or other Assets, including, without limitation, customer lists, supplier lists, computer records, marketing plans and strategies, financial records, licenses, permits, blueprints, specifications, and maintenance and production records; and, all manufacturers', vendors' and suppliers' warranties, to the extent assignable, in respect of any item of the Assets;

              1.1.4. "Benefit Plans" shall have the meaning set forth in Section 6.3.3(a);

              1.1.5. "Business" shall mean the business and operations of EAW and its Affiliates, wherever located, including, but not limited to, that conducted at EAW's facility in Whitinsville, Massachusetts;

              1.1.6. "Closing Date" shall mean April 6, 2000;

              1.1.7. "Code" shall have the meaning set forth in Section
              6.3.3(b);

              1.1.8. "Contracts" shall have the meaning set forth in Section 6.3.7;

              1.1.9. "EAW" shall have the meaning set forth above in the opening paragraph of this Agreement;

              1.1.10. "Environmental Action" means any administrative, regulatory or judicial action, suit, demand, demand letter, claim, notice of non-compliance or violation, investigation, request for information, proceeding, consent order or consent agreement relating in any way to any Environmental Law;

              1.1.11. "Environmental Law" means any applicable federal, state or local law, statute, rule, regulation, or ordinance relating to the environment, human health or safety from pollution or other environmental degradation or Hazardous materials, including, without limitation, CERCLA, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Toxic Substances Control Act, the Clean Air Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal insecticide, Fungicide and Rodenticide Act and, to the extent dealing with emissions and human exposure to Hazardous Materials, the Occupational Safety and Health Act, and any similar state and local laws, regulations or ordinances, together with all rules, regulations, and interpretations thereunder, all as in effect on the Closing Date;

              1.1.12. "ERISA" shall have the meaning set forth in Section 6.3.3(a);

              1.1.13. "Financial Statements" shall mean the financial statements and schedules of EAW and its Affiliates prepared by their independent certified public accountants for their fiscal years ending in 1997, 1998, and 1999 and the internally prepared statements for the period ending February 29, 2000 all as attached as Exhibit A to this Agreement;


                                                                PAGE-2

              1.1.14. "Hazardous Material" shall mean (a) petroleum or petroleum products, natural or synthetic gas, asbestos, urea formaldehyde foam insulation and radon gas, (b) any substances defined as, or included in the definition of, "hazardous materials," "hazardous substances," "hazardous wastes," "extremely hazardous wastes," "restricted hazardous waters," "toxic substances," "toxic pollutants," "contaminants," or "pollutants," or words of similar import, under any Environmental Law and (c) any other substance to which exposure is regulated under any Environmental Law;

              1.1.15. "Intellectual Property" shall mean all trade names, trademarks, service marks (registered and unregistered), trade dress, copyrights, patents, trade secrets, business logos, slogans, license rights, and other intangibles of any kind whatsoever owned or used by EAW or any EAW Affiliate in connection with the Business, all as shown on Schedule 1.1.15 attached;

              1.1.16. "Mackie" shall have the meaning set forth above in the opening paragraph of this Agreement;

              1.1.17. "Personal Property" shall mean all machinery, equipment, tools, furniture, equipment, mobile equipment and other items of personal property;

              1.1.18. "Preferred Shares" shall mean all of the preferred shares issued by EAW and outstanding as of the date of this Agreement;

              1.1.19. "Purchase Price" shall have the meaning set forth in
              Section 4;

              1.1.20. "Sellers" shall have the meaning set forth above in the opening paragraph of this Agreement;

              1.1.21. "Shares" shall mean all of the issued and outstanding voting shares of EAW, regardless of class, other than the Preferred Shares.

       1.2. ACCOUNTING PRINCIPLES: Any reference in this Agreement to generally accepted accounting principles refers to generally accepted accounting principles which have been established in the United States, and as approved from time to time by the American Institute of Certified Public Accountants, or any successor body thereto.

       1.3. CURRENCY: Unless otherwise indicated, all dollar amounts in this Agreement are expressed in U.S. funds.

2. SALE OF STOCK: Sellers shall sell, and Mackie shall buy, all of the Shares. The Shares shall be delivered to Mackie on the Closing Date, duly endorsed for transfer to Mackie upon the books and records of EAW.

3. RETIREMENT OF PREFERRED SHARES: At or prior to Closing, the Preferred Shares shall be redeemed or otherwise retired by EAW. The Preferred Shares may be redeemed by cash presently belonging to EAW and/or by new funds borrowed by EAW for such purpose, and the


                                                                PAGE-3
use of such cash and/or the borrowing of such funds for such purpose shall not reduce the Purchase Price or be a violation of the terms of this Agreement; provided, that the total amount of cash used, and/or borrowings incurred, shall not exceed the sum of $945,915.00.

4. PURCHASE PRICE: The amount to be paid by Mackie for the Shares shall be $18,000,000 ("Purchase Price"). The Purchase Price shall be allocated as follows:


                                Amount for                    Amount for                                Total
Seller                          Shares                        Noncompete                             Received
----------------------------    --------------------------   --------------------------    --------------------------


Berger                          $     10,998,858.72           $         200,000             $10,828,695.17
                                --------------------------                                  --------------------------

Forsythe                              $1,242,319.68           $               0             $  1,200,509.75
                                --------------------------                                  --------------------------

Loyko                                 $1,242,319.68           $               0             $  1,200,509.75
                                --------------------------                                  --------------------------

Garritt                                 $676,134.16           $               0             $     653,379.05
                                --------------------------                                  --------------------------

Greene                                  $797,530.97           $               0             $     770,690.29
                                --------------------------                                  --------------------------

Siegel                                  $153,666.85           $               0             $     148,495.24
                                --------------------------                                  --------------------------

Durfee                                  $144,062.68           $               0             $     139,214.29
                                --------------------------                                  --------------------------

O'Connor                                $364,958.78           $               0             $     352,676.19
                                --------------------------                                  --------------------------

Schwartz                                $124,854.32           $               0             $     120,652.38
                                --------------------------                                  --------------------------

Macdonald                                $57,625.07           $               0             $       55,685.71
                                --------------------------                                  --------------------------

Trust 1                                 $998,834.55           $               0             $    965,219.05
                                --------------------------                                  --------------------------

Trust 2                                 $998,834.55           $               0             $     965,219.05
                                --------------------------                                  --------------------------

Fees and Expenses                            N/A                            N/A             $     599,054.08
                                --------------------------                                  --------------------------

Total                           $17,800,000                   $200,000                      $ 18,000,000



The Purchase price shall be paid all in cash at Closing by wired funds. The allocations provided for in this Section 4 have been made in good faith jointly by Sellers and Mackie, all of whom were represented by counsel. Neither Sellers nor Mackie will take any position inconsistent with the allocations contained in this Section 4 on their tax returns and other statements filed with any governmental body, agency, official or authority.


                                                                PAGE-4

5. POSSESSION AND CLOSING: Provided that Closing shall have occurred, Mackie shall take title to the Shares effective as of the opening of business on the Closing Date. Closing shall occur at the hour of 10:00 o'clock a.m., at the offices of Mirick, O'Connell, DeMallie & Lougee, LLP, 100 Front Street, Worcester, Massachusetts 01608-1477 or at such other time and place as the parties may mutually agree in writing. At closing, all deliveries shall be considered to have taken place simultaneously as a single transaction, and no delivery shall be considered to have been made until all deliveries are completed.

6. SELLERS' REPRESENTATIONS AND WARRANTIES: Each of the Sellers, after due inquiry, hereby represents and warrants to Mackie that the following statements are, or will be, true and correct as of the Closing Date, and that such representations and warranties will remain true following the Closing Date notwithstanding any independent investigation or review by Mackie or its employees, agents, or independent consultants. Each Seller will be deemed to have given only the representations and warranties in such of the following subsections which bear their name, and no other:

       6.1. REPRESENTATIONS OF ALL SELLERS: Each of Berger, Forsythe, Loyko, Garritt, Siegel, Durfee, O'Connor, Schwartz, Macdonald, Greene, Trust 1 and Trust 2 jointly and severally, represent and warrant the following as per the opening paragraph of this Section 6:

              6.1.1. SHARES HOLDINGS: The Shares are held solely by the Sellers in the amounts set forth on Schedule 6.1.2 attached;

              6.1.2. TITLE TO SHARES: Each Seller is the sole owner of the Shares set forth opposite his name in Schedule 6.1.2, and has good and marketable title thereto free and clear of all liens, encumbrances, security interests, charges, pledges or other rights of any nature in any third party, and their transferability to Mackie under the provisions of this Agreement is not restricted, prohibited or in any way subject to the consent or approval of any third party;

              6.1.3. TRANSFERABILITY: Except as set forth on Schedule 6.1.3, the transfer of the Shares to Mackie shall not violate the provisions of any agreement or contract to which EAW, its Affiliates or the Sellers are a party;

              6.1.4. AMOUNTS DUE TO OR FROM SELLERS: Except for salary, bonuses, director or consulting fees, rent, benefits, expense reimbursements and similar amounts payable by EAW to the Sellers in the ordinary course of business and except as otherwise set forth in Schedule 6.1.4 attached, all outstanding amounts due to EAW or its Affiliates from the Sellers and vice versa have been or will be paid in full, or otherwise settled or compromised, on or prior to the Closing Date. Except as described in the preceding sentence, Sellers have no expectation of any sums due them as a result of being an officer, shareholder, director or consultant of EAW or any of its Affiliates for periods prior to the Closing Date;


                                                                PAGE-5

              6.1.5. ENFORCEABILITY: This Agreement constitutes the legal, valid, and binding agreement of Sellers, enforceable against them in accordance with its terms, subject to the laws of bankruptcy and laws of general applicability relating to or affecting enforcement of creditors rights, and judicial discretion in the application of principles of equity; and

              6.1.6. TRUTHFULNESS: No representations or warranties given by any Seller in this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statement and facts contained therein not misleading.

       6.2. REPRESENTATIONS OF BERGER, FORSYTHE, AND LOYKO: Each of Berger, Forsythe, and Loyko, jointly and severally, represents and warrants the following as per the opening paragraph of this Section 6:

              6.2.1. CORPORATE STATUS OF EAW: EAW is a corporation duly organized and validly existing under the laws of the Commonwealth of Massachusetts, with full power and authority to carry on its business as now conducted and to enter into and carry out the terms of this Agreement. EAW is qualified to do business in each jurisdiction in which the nature of the Business and its ownership of properties would make such qualification necessary and where failure to be so qualified might have a material adverse effect on its Assets, Business, or financial condition;

              6.2.2. CORPORATE STATUS OF EAW AFFILIATES: Each of EAW's Affiliates is organized in the jurisdiction set forth in Schedule
              6.2.2 attached, with full power and authority to carry on its business as now conducted. Each of EAW's Affiliates is qualified to do business in each jurisdiction in which the nature of its business and its ownership of properties would make such qualification necessary and where failure to be so qualified might have a material adverse effect on its assets, business, or financial condition. The number and owners of capital shares of each of EAW's Affiliates which are now issued and outstanding are as set forth in Schedule 6.2.2, and there are no other owners of such shares nor any other person with any right, however conferred, to acquire any capital shares in such Affiliates, whether by subscription, conversion or demand;

              6.2.3. NON-VIOLATION: Neither the execution and delivery by Berger, Forsythe or Loyko of this Agreement, nor the consummation by Berger, Forsythe or Loyko of the transactions contemplated by this Agreement, will conflict with, or result in a violation or breach of, any provision of, or constitute a default under, EAW's Articles of Organization or bylaws, or, to Berger's, Forsythe's or Loyko's Actual Knowledge, any statute, order, judgment, decree, license, permit, rule, or regulation of any court or any governmental body by which any of Sellers, EAW or its Affiliates are bound, or any contract, agreement, or other instrument to which any of Sellers, EAW or its Affiliates are a party, or by which any of them are bound;


                                                                PAGE-6

              6.2.4. NO ACTION AGAINST CONSUMMATION: Except as set forth on
              Schedule 6.2.4, no action or proceeding has been instituted or, to the best of Berger's, Forsythe's or Loyko's Actual Knowledge, threatened before any court or governmental body which challenges
              (i) the execution, delivery, or performance by Sellers of this Agreement, or (ii) the consummation by Sellers of the transactions contemplated hereby, nor, to the best of Berger's, Forsythe's or Loyko's Actual Knowledge, is there any reasonable basis for any such action or proceeding;

              6.2.5. INTERESTS OF SELLERS: None of Berger, Forsythe or Loyko owns, directly or indirectly, an interest in any partnership, association, entity or corporation (other than as the holder of less than one percent (1%) of the issued and outstanding stock of a publicly held corporation) which presently is conducting a business similar to that conducted by EAW or its Affiliates as a competitor or a potential competitor of EAW or its Affiliates;

              6.2.6. AUTHORIZED SHARES: The total number of shares which EAW is authorized to issue consists of 100,000 shares of common stock and 100,000 shares of preferred stock, with the rights and obligations with respect to each class of shares being solely those set forth in Article 4 of the Articles of Organization of EAW, as amended;

              6.2.7. RETIREMENT OF PREFERRED SHARES: As of Closing, all of the Preferred Shares have been, or will be, redeemed or otherwise retired as per the provisions of Section 3 of this Agreement;

              6.2.8. SHARES SOLE CLASS: As of the Closing, and except for the Preferred Shares to be redeemed at the Closing, the Shares constitute the sole class of capital stock of EAW which are issued and outstanding, and there will be no other shares of any class of capital stock of EAW which are issued and outstanding;

              6.2.9. AUTHORIZATION AND ACCESSIBILITY: All of the Shares were duly authorized and validly issued, and are fully paid and nonassessable;

              6.2.10. OPTIONS AND OTHER RIGHTS: Except as set forth in Schedule
              6.2.10 attached, there is no outstanding or authorized option, warrant, subscription, call, conversion, stock appreciation or similar right which, in any manner, requires EAW to issue any additional shares of any class of EAW's capital stock or any other instrument which is convertible into, exchangeable for, or evidencing the right to subscribe for any class of EAW's capital stock. There is no form of phantom stock right, stock appreciation rights or similar rights held by any third party whatsoever.

       6.3. REPRESENTATIONS OF BERGER: Berger and Trust 2, jointly and severally, represent and warrant the following as per the opening paragraph of this Section 6:


                                                                PAGE-7

              6.3.1. FINANCIAL MATTERS: The Financial Statements are true, correct, and complete in all material respects. The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied. Except as set forth on Schedule 6.3.1 attached, there have been no material adverse changes in the financial condition of EAW or its Affiliates since February 29, 2000. All of EAW's and its Affiliates' accounts receivable and accounts payable are accurately reflected upon the Financial Statements;

              6.3.2. EMPLOYEES: Schedule 6.3.2(a) attached contains a complete list of all salaried personnel employed by EAW or its Affiliates as of the date of execution of this Agreement, together with their rates of compensation and bonus arrangements. Schedule 6.3.2(b) attached contains a complete list of all hourly personnel employed by EAW or its Affiliates as of the date of execution of this Agreement, together with their rates of compensation and bonus arrangements. To Berger's Actual Knowledge, no employee of EAW or any of its Affiliates is in violation of any non-disclosure agreement or agreement relating to proprietary information of EAW. Except as set forth in Schedule 6.3.2(c) attached, neither EAW or any Affiliate has any employment contract with any employee or collective bargaining agreements with any employees. Since February 29, 2000, there has been no resignation of any salaried employee of EAW or any of its Affiliates and there is no pending termination of employment of any of EAW's or its Affiliates' employees which would have a material adverse effect upon the operations and Business. Neither EAW nor any of its Affiliates is engaged in any unfair labor practice, nor is there any strike, slowdown, dispute, representation campaign or work stoppage of any kind actually pending or threatened against EAW or any Affiliate, and neither EAW nor any Affiliate has experienced any work stoppage;

              6.3.3. ADDITIONAL EMPLOYEE MATTERS:

                     (a) Schedule 6.3.3(a) attached contains a true and complete list of all bonus, deferred compensation, vacation, incentive compensation, stock option, disability, severance, profit, pension, retirement, health, medical or life insurance plans or programs or other employee benefit plans or programs maintained or contributed to by EAW or any Affiliate of EAW, whether or not subject to the Employee Retirement Income Security Act ("ERISA") (collectively, the "Benefit Plans"). Sellers have delivered to Mackie, or made available to Mackie for inspection, true and complete copies of all documents comprising or relating to the Benefit Plans, including, but not limited to, all plan documents, summary plan descriptions, and reports, returns or other filings with all applicable governmental agencies. Except as identified on Schedule 6.3.3(a), neither EAW nor any of its Affiliates maintains or contributes to, and never has maintained or contributed to, an employee benefit plan or program that is a defined benefit plan in Sections 3(35) and 3(37) of ERISA;


                                                                        PAGE-8

                     (b) Each Benefit Plan is in material compliance with all applicable laws and regulations. No prohibited transactions, as such term is defined in
                     Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended ("Code"), has occurred with respect to any Benefit Plan. All liabilities with respect to any Benefit Plan are accurately reflected in the Financial Statements, and there are no unfunded liabilities, known or unknown, present or future, with respect to any such Benefit Plan. Any Benefit Plan which is intended to be "qualified" under Section 401(a) of the Code has received favorable determination letters from the Internal Revenue Service evidencing its qualified status, and nothing has occurred to jeopardize such qualified status other than changes to the laws and regulations applicable to the Benefit Plans which require, among other things, that EAW or its Affiliates, as the case may be, make certain amendments to such Benefit Plans in a timely manner. All contributions required with respect to any Benefit Plan for any period ending prior to the date hereof have been timely made and fully paid. All reports and summary plan descriptions have been properly prepared, timely filed and properly distributed;

                     (c) Neither EAW nor any of its Affiliates has ever been obligated to contribute to any "multiemployer plan," as such term is defined in Section 3(37) of ERISA. Neither EAW nor any of its Affiliates has any "withdrawal liability," as computed under Section 4211 of ERISA, with respect to any such plan and has made all contributions to any such plan as are required through the Closing Date under the terms of such plan or applicable laws; and no event has occurred, or will have occurred prior to the Closing Date, which could give rise to any other liability (other than a continuing obligation to contribute to such plan(s) under the terms of any applicable collective bargaining agreement(s)) on the part of EAW, its Affiliates, or their respective officers, employees or directors with respect to such plan(s).

              6.3.4. ASSETS: Except as set forth in such Schedule 6.3.4, all Assets are owned by EAW or the appropriate Affiliate free and clear of all liens, claims, charges, pledges, security interests, and encumbrances of any kind or nature. Each such Asset has been regularly maintained and serviced and is in good operating condition and repair, normal wear and tear excepted, taking into account its age and level of usage. Except for those assets listed in Schedule 6.3.4(a), the Assets represent all of the assets ordinarily and customarily used by EAW or the Affiliate in the current operation of the Business, and Sellers have not retained any of the Assets;

              6.3.5. INTELLECTUAL PROPERTY:

                     (a) Schedule 1.1.15 sets forth a complete list and brief description of all Intellectual Property owned by EAW and any Affiliate and in use or


                                                                PAGE-9
                     under development by EAW or any Affiliate in the conduct of the Business, or which were owned and used by EAW or any Affiliate during the lesser of the last three (3) years prior to the Closing Date, or with respect to an Affiliate, the period beginning upon EAW's control of the Affiliate. Except for licenses granted to third parties as set out in Schedule 6.3.5(a), EAW and its Affiliates have the exclusive right to use, and EAW and the Affiliates, as the case may be, are the exclusive owners of all right, title and interest in the Intellectual Property;

                     (b) Schedule 6.3.5(b) sets forth a complete list of all agreements, licenses and consents which have been granted to EAW or any Affiliate with respect to Intellectual Property which it does not own, other than intellectual property licenses granted pursuant to shrink-wrap licenses or other software or license rights available "off the shelf" to the retail public at large pursuant to a standard form license agreement which is not separately negotiated. Each of EAW and its Affiliates has all necessary licenses to use all software currently employed in any phase of the Business;

                     (c) To Berger's Actual Knowledge (but excluding such knowledge or information such party would have become aware of by searching public records), no Intellectual Property owned or used by EAW or any Affiliate is being infringed by any person and is not subject to any prior or concurrent claim or use, license, estoppel or authority in favor of another person except such licenses as are set out in
                     Schedule 6.3.5(a). Other than the license agreements set out in Schedule 6.3.5(a), neither EAW nor any Affiliate has alienated any right, title or interest in, or encumbered in any way, any of its owned Intellectual Property;

                     (d) Except as set forth on Schedule 1.1.15, all Intellectual Property owned by EAW or any Affiliate is fully enforceable and has not been used or enforced, or failed to be used or enforced, in a manner that would result in its abandonment, cancellation or unenforceability. To Berger's Actual Knowledge (but excluding such knowledge or information such party would have become aware of by searching public records), the Business and the Intellectual Property do not use, infringe, involve the misappropriation of, or embody the subject matter of any right in Intellectual Property of any other person, or require a license from any other person except as disclosed in Schedule 6.3.5(b). There are no claims of adverse ownership, invalidity or other opposition to, or conflict with, any of the Intellectual Property of which EAW or any Affiliate has notice, nor, to Berger's Actual Knowledge, any pending or threatened suit, proceeding, claim, demand, action or investigation of any nature or kind against EAW or any Affiliate relating to the Intellectual Property;


                                                                PAGE-10

                     (e) The Intellectual Property is not the subject of any claims of opposition from any employees or contract staff of EAW or any Affiliate, and to Berger's Actual Knowledge, no such claims have been threatened. Except as disclosed in this Agreement, all inventions made by employees or by persons under contract to EAW or any Affiliate and used or enjoyed in the Business were made in the normal course of the employee's or contractor's duties, and no claim for compensation has been made or is pending. Complete and accurate copies of such agreements have been provided to Mackie in respect of all employees and independent contractors who have been employed and provided services to the Business during the past two years;

                     (f) All Intellectual Property is able at all times before, during and after January 1, 2000, to accurately process, report and handle date and time data (including without limitation calculating, comparing, storing, sorting, defining, managing and sequencing) from, into and between the twentieth and twenty-first centuries, and the years 1999 and 2000, including leap year calculation.

              6.3.6. TAX RETURNS: Except as set forth in Schedule 6.3.6 attached, each of EAW and its Affiliates has properly prepared and filed returns for all federal, state, local and foreign taxes, assessments, and penalties to the extent such filings and payments are required prior to the date of this Agreement. There are no outstanding deficiencies with respect to any tax period. The amounts set up as reserves for taxes on the Financial Statements are sufficient for the payment of all accrued and unpaid federal and state taxes, real property, personal property, sales, withholding and all other taxes imposed on the Company, the Assets or the Business, including interest and penalties, if any, with respect thereto, whether known or unknown and whether disputed or not, as of the dates of the respective Financial Statements and for all periods prior thereto;

              6.3.7. CONTRACTS: Schedule 6.3.7 attached contains a true and complete list of all agreements, leases or other obligations or commitments (but excluding accounts receivable), whether written or oral (collectively "Contracts"), if any, to which EAW or any Affiliate is a party and by which they are bound,
              (A) (i) which in any way relate to the ownership or operation of the Assets or the Business, (ii) are not cancelable without penalty with thirty (30) days or less notice by EAW and which obligates EAW to expend at least $25,000 in any future year or
              (B) are otherwise material to the Assets or Business. Each of EAW and its Affiliates has performed all material obligations required to be performed to date under such Contracts and, to Berger's Actual Knowledge, is not in material default under any of such Contracts. To Berger's Actual Knowledge, no other party to any Contract is in material default thereof;

              6.3.8. LITIGATION: Except as set forth in Schedule 6.3.8 attached, there are no pending investigations, suits, actions, or legal, administrative, arbitrations, or


                                                                PAGE-11
              other proceedings, and to Berger's Actual Knowledge, no such proceedings have been threatened, by, against, or affecting Sellers, EAW, EAW's Affiliates, the Business, or the Assets. To Berger's Actual Knowledge, there are no events or circumstances which could form the basis of any suit, action, proceeding, or investigation;

              6.3.9. COMPLIANCE WITH LAWS: To Berger's Actual Knowledge, the Business has been, and is being, conducted in all material respects in accordance with all applicable laws, ordinances, rules, and regulations, violation of which, individually or in the aggregate, might materially and adversely affect the Assets, Business or prospects of EAW or any Affiliate. Neither EAW nor any Affiliate is in violation of, or in default under, any term or provision of any instrument relating to its formation and the governance of its business and affairs, or of any lien, indenture, mortgage, lease, agreement, instrument, commitment, or other arrangement to which it is a party or by which it is bound;

              6.3.10. LICENSES AND PERMITS: Schedule 6.3.10 attached contains a true and complete list of all material licenses, permits, orders, approvals and other authorizations issued to EAW or any Affiliate which in any way relate to the Assets or the Business, including, but not limited to, all permits to discharge effluent or Hazardous Materials. To Berger's Actual Knowledge, each is in full force and effect, no limitation, suspension or cancellation of any kind is threatened, neither EAW nor any Affiliate is in material violation of any of the terms and conditions thereof or the regulations, laws or other authority under which they are issued, and there are no other licenses or permits required for the conduct of the Business as presently conducted;

              6.3.11. BROKERS: Except for Shields & Co., neither Sellers nor EAW have incurred any liability to any broker, finder, or agent for any brokerage fees, finders' fees, or commissions with respect to the transactions contemplated by this Agreement. Sellers will be solely responsible for any fees due to Shields & Co., and such fees will not be paid with funds or assets belonging to EAW or any Affiliate;

              6.3.12. CUSTOMER AND SUPPLIER MATTERS: Except as set forth in
              Schedule 6.3.12 attached, no single supplier, customer, customer buying group, or retail chain who accounted for more than five percent (5%) of EAW's or any Affiliate's purchases or sales during its most recent complete fiscal year, or the fiscal year to date, nor any supplier who is a material source of supply of any goods essential to the Business, has: (i) canceled or otherwise terminated, or made any threat to cancel or otherwise terminate, its relationship with EAW or any Affiliate; (ii) materially decreased its sale of services or supplies to EAW or any Affiliate or its purchase of products therefrom, or has made any threat with respect thereto; or,
              (iii) made any material change in its payment terms or other terms or conditions of sale or purchase;


                                                                PAGE-12

              6.3.13. ENVIRONMENTAL MATTERS: Except as disclosed on Schedule
              6.3.13 and except for use of Hazardous Materials (which are listed on Schedule 6.3.13) in the normal course of business in compliance with all Environmental Laws:

                     (a) Neither EAW nor any Affiliate has ever generated, transported, used, stored, treated, disposed of, or managed any Hazardous Materials, except in accordance with applicable Environmental Law. No Hazardous Material has ever been, or is threatened to be, spilled, released, or disposed of by EAW or any Affiliate, except in accordance with applicable Environmental Law, at any facility now or previously owned or occupied by EAW or any Affiliate or, to Berger's Actual Knowledge (but excluding such knowledge or information such party would have become aware of by searching public records), has ever come to be located in the soil or groundwater at any such facility. Neither EAW nor any Affiliate has ever transported any Hazardous Material from any facility now or previously owned or occupied for treatment, storage, or disposal at any other place, except in accordance with applicable Environmental
                     Law;

                     (b) Each of EAW and any Affiliate is presently in compliance with all applicable Environmental Laws. Neither EAW nor any Affiliate has ever entered into or been subject to any Environmental Action, and Berger has no Actual Knowledge (but excluding such knowledge or information such party would have become aware of by searching public records) of, or reason to know about, any state of affairs or facts which might cause EAW or any Affiliate to become subject to an Environmental Action;

                     (c) Sellers have provided to Mackie or its representatives copies of all documents, records, and information in EAW's or any Affiliate's possession concerning any Environmental Action or Environmental Laws, including, without limitation, environmental audits, environmental risk assessments, documentation of off-site Hazardous Materials disposal, spill control plans, and reports, correspondence, permits, licenses, approvals, consents and other authorizations issued pursuant to any Environmental Law;

              6.3.14. BOOKS AND RECORDS: All books and records of EAW or any Affiliate required to be maintained by applicable laws or reasonably necessary in the operation of the Business, including but not limited to the charter documents (including amendments thereto), all minutes of the proceedings of the Board of Directors and shareholders, all accounting records, all tax returns, all current insurance policies and all permits, orders and authorizations issued by any regulatory authority to EAW or any Affiliate are in the possession of EAW or such Affiliate, as the case may be, are complete and correct and have been made available to Mackie for inspection and copying during the negotiations leading to this Agreement;


                                                                PAGE-13

              6.3.15. IMPORT/EXPORT COMPLIANCE: Each of EAW and its Affiliates has paid all applicable customs duties and import/export duties, where applicable, with respect to the Assets, and has materially complied with all laws, notifications, regulations and rules regarding its importation into the United States. To Berger's Actual Knowledge, each of EAW and its Affiliates is in material compliance with all United States laws and regulations regarding its operations in foreign countries, and all foreign laws and regulations regarding the import and export of products or materials;

              6.3.16. CONDITION OF FACILITY: Neither Berger nor any member of senior management of EAW has received any notices advising that the Whitinsville Facility is not in material compliance with any applicable law, or advising that the structures located upon such facility are not in material compliance with all applicable building codes and building regulations;

              6.3.17. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in Schedule 6.3.17, since February 29, 2000, there has not been:

                      (i) (a) except as set forth on Schedule 6.3.1, any material adverse change in the Business, operations, properties, working capital, earnings, losses, reserves, assets, liabilities, condition (financial or other) or, to the Actual Knowledge of Berger, prospects of the Business, taken as a whole, or, to the Actual Knowledge of Berger, any event that has had, or which could reasonably be expected to have, a material adverse effect on the foregoing;

                      (ii) (b) any material loss, damage, destruction or other casualty to the Assets (other than any for which insurance awards have been received or guaranteed);

                      (iii) (c) any change in any method of accounting or accounting practice of the Business, EAW or its Affiliates relating to the Business; or,

                      (iv) (d) to the Actual Knowledge (but excluding such knowledge or information such party would have become aware of by searching public records) of Berger any other event or condition, excluding general economic conditions, of any character which has had, or which could reasonably be expected to have, a material adverse effect with respect to the Business.

              6.3.18. INSURANCE: Schedule 6.3.18 sets forth a complete list of all insurance policies currently held by EAW and its Affiliates. All such policies of insurance set forth in
              Schedule 6.3.18 are in full force and effect to the Closing Date, and neither EAW nor any Affiliate is in default for the period up to and including the Closing Date as to the payment of premium or otherwise under the terms of any such policy. EAW and its Affiliates have maintained such policies of insurance,


                                                                PAGE-14
              issued by responsible insurers, as recommended by EAW's insurance agent as being appropriate to the Business, in such amounts and against such risks as recommended by EAW's insurance agent as being customarily carried and insured against by owners of comparable businesses, properties and assets, including, but not limited to, liability to employees resulting from exposure to Hazardous Materials;

              6.3.19. PRODUCT LIABILITY: Except as set forth in Schedule
              6.3.19 or Schedule 6.3.8, (i) neither EAW nor any Affiliate has received any notice, demand, claim, action, suit, injury, hearing, proceeding, notice of violation or investigation of a civil, criminal or administrative nature before any court, arbitrator or governmental authority, domestic or foreign, resulting from an alleged defect in design, manufacture, materials or workmanship of any product manufactured and/or sold by it, and (ii) to Berger's Actual Knowledge, there has not been any "Occurrence." For the purposes of the foregoing, the term "Occurrence" means any accident, happening or event causing injury to person or property which is caused or allegedly caused by any alleged hazard or alleged defect in manufacture, design, materials or workmanship of any product manufactured by EAW;

              6.3.20. ENFORCEABILITY: There are no agreements by which EAW or its Affiliates are bound, nor are there provisions of the Articles of Organization, bylaws or other governing corporate instruments of EAW or its Affiliates, which prohibit the consummation of the proposed transaction or require the consent of any third party to consummation, except such consents as shall have been obtained at or prior to the Closing Date; and

              6.3.21. AUTHORIZATION: EAW has obtained all necessary corporate and other authorizations and approvals required for the execution and delivery of this Agreement.

7. REPRESENTATION AND WARRANTIES OF MACKIE: Mackie represents and warrants that the following statements are true, will be true as of the date of closing, and that such representations and warranties shall survive and remain in effect following the Closing Date notwithstanding any independent investigation or review by the Sellers, EAW or EAW's employees, agents, or independent contractors:

       7.1. CORPORATE ORGANIZATION: Mackie is a corporation duly organized and validly existing under the laws of the State of Washington, with full power and authority to carry on its business as now conducted and to enter into and carry out the terms of this Agreement;

       7.2. CORPORATE AUTHORIZATION: Mackie has obtained all necessary corporate and other consents, authorizations and approvals required for its execution, delivery and consummation of the documents or agreements contemplated by this Agreement;


                                                                PAGE-15

       7.3. VALID AGREEMENT: This Agreement constitutes the legal, valid, and binding agreement of Mackie, enforceable against Mackie in accordance with its terms subject to the laws of bankruptcy and laws of general applicability relating to or affecting enforcement of creditors rights, and judicial discretion in the application of principles of equity. There are no agreements by which Mackie is bound or provisions of the Articles of Incorporation, bylaws or other governing corporate instruments of Mackie which prohibit the consummation of the proposed transaction or require the consent of any third party to consummation, except such consents as shall have been obtained at or prior to the Closing Date;

       7.4. NO ACTIONS: No action or proceeding has been instituted or, to the best knowledge of Mackie after due inquiry, threatened before any court or governmental body which challenges: (i) the execution, delivery or performance by Mackie of this Agreement; or, (ii) the consummation by Mackie of the transactions contemplated thereby, nor is there any basis for any such action or proceeding;

       7.5. NO VIOLATION: Neither the execution and delivery by Mackie of this Agreement nor the consummation by Mackie of the transactions contemplated by this Agreement will conflict with or result in a violation or breach of any provision of, or constitute a default under, Mackie's Articles of Incorporation or bylaws, or any statute, order, judgment, decree, license, permit, rule, or regulation of any court or any governmental body by which Mackie is bound, or any contract, agreement, or other instrument to which Mackie is a party or by which it is bound;

       7.6. NO BROKERS: Mackie has not incurred any liability to any broker, finder or agent for any brokerage fees, finders' fees or commissions with respect to the transactions contemplated by this Agreement; and,

       7.7. REPRESENTATIONS AND WARRANTIES: No representations or warranties by Mackie set forth in this Agreement contain any untrue statement of a material fact, or omit to state a material fact necessary to make the statements and facts contained herein not misleading.


8. CONDUCT OF BUSINESS PENDING CLOSING: Except in the ordinary course of business consistent with past practices, prior to the closing of this transaction Sellers shall use their best efforts to assure that, from and after the date of execution of this Agreement, EAW and its Affiliates shall not, without the consent of Mackie:

       8.1.   Take any action other than in the ordinary course of business;

       8.2. Fail to pay, in full as they come due, all of the wages, salaries, overtime compensation, bonuses, vacation pay, benefits, pension, tax, unemployment, and industrial insurance obligations with respect to its employees;

       8.3. Sell, encumber or dispose of any of the Assets other than inventory;


                                                                PAGE-16

       8.4. Enter into any contract, make or permit, or agree to make or permit, any material alteration in any existing contract to which it is a party;

       8.5. Surrender or forfeit any material license, permit or other qualification necessary in connection with the operation of the Business as presently conducted;

       8.6. Grant, adopt or amend any employment agreement, profit sharing, compensation, bonus, deferred compensation, pension, retirement or other employee benefit plan, agreement, fund trust or arrangement for the benefit or welfare of any employee or agree to do the same;

       8.7. Settle any material litigation, legal, administrative, arbitration or other proceeding, claim or tax audit;

       8.8. Enter into any new collective bargaining agreement or engage in any negotiations intended to lead to one;

       8.9.   Hire or fire any salaried employee;

       8.10. Sell or otherwise dispose of inventory in any manner which is materially inconsistent with its previous customary and usual practices; or,

       8.11. Fail to maintain its inventory levels at those consistent with the customary and usual levels maintained in the ordinary course of the Business.

9. MACKIE'S CONDITIONS PRECEDENT TO CLOSING: The obligation of Mackie to consummate the transactions contemplated by this Agreement is expressly subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions (compliance with which, or the occurrence of which, may be waived in whole or in part by Mackie in writing):

       9.1. REPRESENTATIONS AND WARRANTIES: All representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects as of the Closing Date, as if made at and as of such date. Sellers shall have delivered a certificate to Mackie to that effect in form and substance reasonably satisfactory to Mackie dated as of the Closing Date;

       9.2. CONDUCT OF OPERATIONS: The Business shall have been conducted in accordance with the provisions of Section 8 of this Agreement;

       9.3. COVENANTS AND AGREEMENTS: Sellers shall have performed and satisfied all covenants and conditions required by this Agreement to be performed or satisfied by them on or prior to the Closing Date;

       9.4. OPINION OF COUNSEL: Sellers shall have furnished Mackie with the opinion of their counsel, dated as of the Closing Date, in form and substance of Exhibit B attached;


                                                                PAGE-17

       9.5. NO ACTIONS: No action or proceeding shall have been instituted or threatened and no administrative or court order shall be in effect: (i) seeking to prevent or make illegal the execution and delivery of this Agreement by Sellers or the consummation by Sellers of the transactions contemplated hereby; or, (ii) which would materially and adversely affect the operation of the Business or title to the Assets;

       9.6. CONSENTS: Sellers shall have obtained the consent of: (i) the owner of any leased property to an assignment of the lease or tenancy, if such consent is required by the governing instrument due to the sale contemplated by this Agreement or, (ii) the maker of any contract by which EAW or any Affiliate is bound, if such consent is required by the governing instrument due to the sale contemplated by this Agreement;

       9.7. APPROVALS: Sellers shall have secured all authorizations and approvals, if any, of federal, state and local authorities (or exemptions therefrom) for the execution and delivery of this Agreement;

       9.8. DUE DILIGENCE REVIEW: Mackie, through its officers, directors, employees and agents, shall have completed a business, legal and accounting review of EAW, its Affiliates and their respective operations, and the results thereof shall be satisfactory to Mackie in its sole discretion; provided, that Mackie shall have completed such reviews no later than March 15, 2000, and provided its written waiver of this
       Section 9.8 on or before such date;

       9.9. ASSETS: Except as shown in Schedule 6.3.4, title to all of the Assets shall be good and marketable, free and clear of all encumbrances, security interests and liens;

       9.10. ENVIRONMENTAL ASSESSMENT: Mackie shall have conducted, to its sole satisfaction, an environmental assessment and review of the Business, its operations and its location. Seller shall provide Mackie and its consultants with access to the Business location for such purpose, and Mackie shall be responsible for repairing any damage to the Business location caused by such assessment and review; provided, that Mackie shall have completed such reviews no later than March 15, 2000, and provided its written waiver of this Section 9.10 on or before such date;

       9.11. PREPARATION AND ATTACHMENT OF SCHEDULES: Sellers shall have prepared and attached the various schedules called forth in this Agreement which were not available at the time of execution of this Agreement, which schedules shall be mutually acceptable to the parties;

       9.12. BERGER EMPLOYMENT AGREEMENT: Berger shall have executed and delivered to Mackie an employment agreement with Mackie in the form attached as Exhibit C;

       9.13. FORSYTHE EMPLOYMENT AGREEMENT: Forsythe shall have executed and delivered to EAW an employment agreement with EAW in the form attached as Exhibit D;


                                                                PAGE-18

       9.14. LOYKO EMPLOYMENT AGREEMENT: Loyko shall have executed and delivered to EAW an employment agreement with EAW in the form attached as Exhibit E;

       9.15. SIEGEL EMPLOYMENT AGREEMENT: Stephen Siegel shall have executed and delivered to EAW an employment agreement with EAW in the form attached as Exhibit F;

       9.16. SCHWARTZ EMPLOYMENT AGREEMENT: Ivan Schwartz shall have executed and delivered to EAW an employment agreement with EAW in the form attached as Exhibit G;

       9.17. DURFEE EMPLOYMENT AGREEMENT: Will Durfee shall have executed and delivered to EAW an employment agreement with EAW in the form attached as Exhibit H;

       9.18. HART SCOTT RODINO ACT: Sellers and Mackie shall have prepared and submitted to the appropriate agencies all required information pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the regulations thereunder, and approval of the proposed transaction from such agencies shall have been received or the waiting period shall have lapsed.

10. SELLERS' CONDITIONS PRECEDENT TO CLOSING: The obligation of Sellers to consummate the transactions contemplated by this Agreement is expressly subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions (compliance with which, or the occurrence of which, may be waived in whole or in part by Seller in writing):

       10.1.1. REPRESENTATIONS AND WARRANTIES: All representations and warranties of Mackie contained in this Agreement shall be true and correct in all material respects as of the Closing Date, as if made at and as of such date. Mackie shall have delivered certificates to Seller to that effect in form and substance reasonably satisfactory to Seller dated as of the Closing Date;

       10.2. COVENANTS AND AGREEMENTS: Mackie shall have performed and satisfied all covenants and conditions required by this Agreement to be performed or satisfied by it on or prior to the Closing Date;

       10.3. NO ACTIONS: No action or proceeding shall have been instituted or threatened and no administrative or court order shall be in effect seeking to prevent or make illegal the execution and delivery of this Agreement by Mackie or the consummation by Mackie of the transactions contemplated hereby;

       10.4. BERGER EMPLOYMENT AGREEMENT: EAW shall have executed and delivered to Berger an employment agreement with EAW in the form attached as Exhibit C;

       10.5. FORSYTHE EMPLOYMENT AGREEMENT: EAW shall have executed and delivered to Forsythe an employment agreement with EAW in the form attached as Exhibit D;


                                                                PAGE-19

       10.6. LOYKO EMPLOYMENT AGREEMENT: EAW shall have executed and delivered to Loyko an employment agreement with EAW in the form attached as Exhibit E;

       10.7. SIEGEL EMPLOYMENT AGREEMENT: Stephen Siegel shall have executed and delivered to EAW an employment agreement with EAW in the form attached as Exhibit F;

       10.8. SCHWARTZ EMPLOYMENT AGREEMENT: Ivan Schwartz shall have executed and delivered to EAW an employment agreement with EAW in the form attached as Exhibit G;

       10.9. DURFEE EMPLOYMENT AGREEMENT: Will Durfee shall have executed and delivered to EAW an employment agreement with EAW in the form attached as Exhibit H;

       10.10. MACKIE BOARD APPROVAL: Mackie's Board of Directors shall have granted approval of the contemplated transaction on or before March 15, 2000, and Sellers shall have been advised in writing to such effect;

       10.11. MACKIE DUE DILIGENCE: Mackie shall have completed the due diligence review and environmental assessment and provided written waivers pursuant to Sections 9.8 and 9.10 on or before March 15, 2000;

       10.12. HART SCOTT RODINO ACT: Sellers and Mackie shall have prepared and submitted to the appropriate agencies all required information pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the regulations thereunder, and approval of the proposed transaction from such agencies shall have been if such consent is required by the governing instrument due to the sale contemplated by this Agreement received or the waiting period shall have lapsed;

       10.13. CONSENTS: EAW and the Sellers shall have obtained all third party consents necessary to consummate the transfer of the shares;

       10.14. REDEMPTION OF THE PREFERRED SHARES: The Preferred Shares shall have been redeemed in accordance with Section 3 of this Agreement; and

       10.15. RELEASE OF GUARANTIES: Berger shall have been released of all obligations under any guaranty given by him to Fleet National Bank in conjunction with any financing arrangements between EAW and Fleet National Bank.

11.    BERGER'S COVENANT NOT TO COMPETE: But for the provisions of this
Section 11, Mackie would not enter into this Agreement as it does not wish competition from Berger. Accordingly:

       11.1. NONCOMPETITION OF BERGER: Except pursuant to the terms and conditions of his employment agreement with EAW and any services provided to Mackie, for a period of three (3) years from and after the Closing Date, Berger shall not, directly or indirectly, singly or in partnership or in conjunction with any other person or persons, firm, association, syndicate, company or corporation, as officer, director, consultant, employee,


                                                                PAGE-20
       independent contractor, principal, agent, shareholder, partner, owner or otherwise, carry on, finance, guarantee the indebtedness of, be engaged in or permit its name or credit to be used in any way in conjunction with any manufacturer of speakers or professional audio equipment located anywhere in the world; provided, however, Berger shall not be restricted from holding less than 5% of the outstanding securities of any company whose securities are listed on a national securities exchange or automated quotation system;

       11.2. NONDISCLOSURE: Berger shall not disclose or use in any way any confidential business or technical information relating to operations, customer lists, pricing policies, costs of operation, costs of supplies and inventory, or marketing plans of EAW's or Mackie's business or the Business;

       11.3. NONSOLICITATION OF CUSTOMERS: During the three (3) year period from and after the Closing Date, Berger shall not, directly or indirectly, either for his own benefit or for the benefit of others or in conjunction with any business or entity which is then in competition with Mackie, solicit, call on, interfere with, accept business of a competing nature from, or attempt to divert away from EAW or Mackie any person or firm who was a customer of EAW, Mackie or any Affiliate of Mackie or EAW at any time;

       11.4. NONSOLICITATION OF EMPLOYEES: During the three (3) year period from and after the Closing Date, Berger shall not, directly or indirectly, employ, offer to employ, solicit or enlist any employee of Mackie, EAW or any Affiliate of Mackie or EAW to leave Mackie's, EAW's or such Affiliate's employ for any reason;

       11.5. INJUNCTIVE RELIEF: In addition to damages suffered by Mackie as a result of Berger's breach of this paragraph, Mackie shall be entitled to the granting of an injunction to prohibit violations of this paragraph upon reasonable proof of the occurrence of any event which contravenes its terms. If a bond is required with respect to the securing of any such injunction, the parties agree that the maximum amount of any such bond shall be $1,000;

       11.6. TERMS: Berger acknowledges that the provisions of this Section 11 have been considered by him and are reasonable as to time, area, and extent, having regard to all circumstances of this transaction. Berger specifically acknowledges that the professional audio market is a worldwide market and that the restriction of his involvement in such market for the indicated period on a worldwide basis is, accordingly, reasonable; and,

       11.7. SEVERABILITY: If any provision of this Section 11 shall be unenforceable, illegal, or contrary to the public policy of the jurisdiction in which it is sought to be enforced, such provision shall be deemed to be deleted from this Agreement and the remaining provisions of this Section shall be and remain valid and binding upon and enforceable by the parties hereto. In addition, the duration and coverage of each separate covenant may be limited by a court in which enforcement of such covenant is sought to the extent necessary to permit the enforcement of such separate covenant.


                                                                PAGE-21

12. INDEMNIFICATION: Each party shall save, defend and hold harmless the other parties as follows:

       12.1. BY SELLERS: Each of the Sellers, severally and not jointly, shall save and hold Mackie harmless from, and defend it against, any and all claims, losses, expenses, obligations, and liabilities, including court costs and attorneys' fees, which arise or result from, or are incident to: (i) the inaccuracy or breach of any representation or warranty of any Seller; (ii) any default or failure of Sellers to perform commitments or obligations under this Agreement; or (iii) any act or omission of Sellers which constitutes a breach or default under this Agreement; provided, that the liability of any particular Seller under item (i) above shall be limited to the inaccuracy or breach of only those representations or warranties given by such Seller. Sellers shall reimburse Mackie on demand for any payment made or loss suffered by it due to their breach at any time after the Closing Date based upon the final judgment of any court of competent jurisdiction or pursuant to a bona fide compromise or settlement of claims, demands or actions, in respect of any damages to which the foregoing indemnity relates.

       12.2. BY MACKIE: Mackie shall save and hold each of the Sellers harmless from, and defend them against, any and all damages, claims, losses, expenses, costs, obligations, and liabilities, including court costs and attorneys' fees, which arise, result from, or are incident to: (i) the inaccuracy or breach of any representation or warranty of Mackie; (ii) any default of Mackie's commitments or obligations under this Agreement; (iii) any act or omission of Mackie which constitutes a breach or default under this Agreement; or (iv) any of the matters set forth on Schedule 6.3.8. Mackie shall also save and hold Berger harmless from, and defend him against, liability under any guaranty of payment given by Berger in connection with the payment of the purchase price by EAW to the former shareholders of SIA-Software, Inc. at the time that EAW purchased all of the issued and outstanding shares of SIA-Software, Inc. Mackie shall reimburse Sellers on demand for any payment made or loss suffered by it at any time after the Closing Date based on the judgment of any court of competent jurisdiction, or pursuant to a bona fide compromise or settlement of claims, demands, or actions, in respect of any damages to which the foregoing indemnity relates. Consummation of the transactions contemplated by this Agreement shall not be deemed or construed to be a waiver of any right or remedy of Sellers under this Agreement;

       12.3. PROCEDURE: The party indemnified hereunder (the "Indemnitee") shall promptly notify the indemnifying party (the "Indemnitor") of the existence of any claim, demand, or other matter involving liabilities to third parties to which the Indemnitor's indemnification obligations would apply, and shall give the Indemnitor thirty (30) days in which to elect to defend the same at its own expense and with counsel of its own selection (who shall be approved by the Indemnitee, which approval shall not be unreasonably withheld); provided that the Indemnitee shall at all times also have the right to fully participate in the defense at its own expense. If the Indemnitor shall, within such thirty (30) day period, fail to defend, the Indemnitee shall have the right, but not the obligation, to undertake the defense of and to compromise or settle (exercising reasonable


                                                                PAGE-22
       business judgment) the claim or other matter on behalf, for the account, and at the risk and expense of the Indemnitor. Except as otherwise provided above, the Indemnitee shall not compromise or settle the claim or other matter without the written consent of the Indemnitor, such consent not to be unreasonably withheld. If the claim is one that cannot by its nature be defended solely by the Indemnitor, the Indemnitee shall make available all information and assistance that the Indemnitor may reasonably request; provided that any actual out of pocket expenses shall be paid by the Indemnitor; and

       12.4. LIMITATION ON LIABILITY: Notwithstanding the above provisions on indemnification, Sellers shall have no liability to Mackie until such time as Mackie's claims exceed, in the aggregate, $180,000 and then only for the amount in excess of $180,000. Except with respect to a breach of the representations and warranties contained in Sections
       6.3.13 (environmental matters), 6.3.6 (taxes) and 6.3.3 (Benefit Plans), the liability of any Seller to Mackie shall never exceed fifty percent (50%) of the consideration to be received by that Seller as shown in Section 4. With respect to a breach of the representations and warranties contained in Sections 6.3.13 (environmental matters), 6.3.6 (taxes) and 6.3.3 (Benefit Plans), the liability of Berger to Mackie shall never exceed one hundred percent (100%) of the consideration to be received by Berger as shown in Section 4. Except with respect to a breach of the representations and warranties contained in Sections
       6.3.6 (taxes) and 6.3.3 (Benefit Plans), Sellers shall have no liability to Mackie for claims which Sellers do not receive notice of within one (1) year of the Closing Date. Sellers shall have no liability to Mackie (i) with respect to any claim for breach of a representation, warranty, covenant or agreement that is disclosed to Mackie in writing subsequent to execution of this Agreement and at or prior to the Closing if Mackie nevertheless elects to close or (ii) if the existence of such liability, breach of representation, warranty or covenant or the falsity of the representation upon which such claim would be based is known by Mackie as of the Closing as a result of a written report provided to Mackie by a third party consultant, advisor or representative of Mackie in connection with its due diligence review of EAW, other than Weiss, Jensen, Ellis & Howard.

13. TERMINATION: This Agreement may be terminated prior to closing without liability on the part of any party exercising the right of termination as follows:

       13.1.  MUTUAL CONSENT: By the mutual written consent of the parties;

       13.2. FOR BREACH: By any party hereto if there has been a material misrepresentation or a material breach on the part of the other party of the warranties of such other party as set forth in this Agreement or made pursuant hereto, or if there has been any failure on the part of the other party to perform its obligations or comply with the covenants under this Agreement; or,

       13.3. FAILURE OF CONDITION: By either party if the conditions precedent to its performance have not been satisfied or waived.


                                                                PAGE-23

Each party to this Agreement shall act in good faith and use its best efforts to cause the satisfaction of all conditions to the consummation of this Agreement which are in the control of such party and to cooperate as necessary in the satisfaction of all other conditions to the consummation of this Agreement. In the event of termination and abandonment by any party as described above, written notice shall be given to the party, and this Agreement shall terminate and be abandoned without further action by any of the parties hereto. If this Agreement is terminated as described above, each party shall redeliver all documents, work papers, and other materials of any other party relating to the transaction contemplated by this Agreement, whether obtained before or after the execution of this Agreement, to the parties furnishing the same. If such termination occurs because a condition to a party's obligation to consummate the transaction contemplated by this Agreement has not been satisfied by the Closing Date and the other party is not in default, no party thereto shall have any liability or further obligation to any other party to this Agreement. If this Agreement shall fail to close for any reason, any and all information acquired by Mackie prior to closing in Mackie's review of the books and records of EAW or its Affiliates or in its contact with their accountants, lenders, employees, customers and suppliers is and shall remain confidential, and shall not be used or disclosed by Mackie in any manner without the prior written consent of EAW.

14. TAXES: Mackie shall promptly pay any and all sales, use, transfer, or other similar taxes attributable to the purchase of the Shares.

15. FURTHER DOCUMENTATION: From time to time at the request of the other party, whether at or after the Closing Date and without further consideration, each party shall execute and deliver such further instruments of transfer and take such other action as the requesting party may reasonably require to transfer more effectively to effect the transactions contemplated by this Agreement.

16. CONFIDENTIALITY: Except in accordance with valid due process, the parties shall not make or allow to be made any public disclosure of the terms and conditions of this Agreement.

17. MISCELLANEOUS: The following provisions shall be applicable to this Agreement, and to its construction and interpretation:

       17.1. ASSIGNMENT: The parties may not assign their rights and obligations hereunder without the prior written consent of the other party or parties, as the case may be; provided, that Mackie may assign its interest in this Agreement to any other company or entity which owns, is owned by or is under common control with the Mackie. Notwithstanding the foregoing, Mackie may not assign its obligations, under Section 12. Notwithstanding the above, this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective personal representatives, heirs, successors and/or assigns;

       17.2. RULES OF CONSTRUCTION: All parties have been actively represented by counsel throughout the negotiations leading to the execution and delivery of this Agreement. Consequently, the usual rules of construction of documents against the interest of the party drafting the same are hereby waived, and the parties stipulate that the this


                                                                PAGE-24

Agreement and the documents contemplated thereby be construed in accordance with the intent of the parties as expressed herein or therein;

17.3. NOTICES: Any notice or other communication required or permitted hereunder shall be in writing, and shall be deemed to have been given when delivered addressed as follows or when sent by facsimile with evidence of receipt to the telephone numbers listed below:

       If to Berger:             26 North St, Apt 403
                                 Douglas, MA 01516

       If to Forsythe:           89 Pound Hill Road,
                                 North Smithfield, RI 02896

       If to Loyko:              72 Hutchinson Road
                                 Sutton, MA 01590

       If to Garritt:            94 Union Street
                                 Norfolk, MA 02056

       If to Greene:             92 Ruggles Street
                                 Westborough, MA 01581

       If to Siegel:             4 Hubley Lane
                                 Southborough, MA 01772

       If to O'Connor:           2 Country Lane
                                 Southborough, MA 01772

       If to Durfee:             183 John Potter Road
                                 West Greenwich, RI 02817

       If to Schwartz:           26 North Street, E.
                                 Douglas, MA 01516

       If to Macdonald:          20 Kay Street
                                 Westborough, MA 01581


       In all cases above,
       with a copy to:               Mirick, O'Connell, DeMallie & Lougee, LLP
                                     100 Front Street
                                     Worcester, Massachusetts 01608-1477
                                     Attention: David E. Surprenant


                                                                PAGE-25

       If to Mackie:                 Mackie Designs Inc.
                                     16220 Wood-Red Road N.E.
                                     Woodinville, WA  98072
                                     Attention:  Chief Operating Officer

       With a copy to:               Weiss, Jensen, Ellis & Howard
                                     2600 Pike Tower,
                                     520 Pike Street
                                     Seattle, Washington  98101
                                     Attention.  Stephen C. Ellis



       Each of the parties shall be entitled to specify a different address or telephone number by giving notice as aforesaid.

       17.4. EXHIBITS AND SCHEDULES: This Agreement, the exhibits and schedules to this Agreement, and the agreements and other instruments referred to in this Agreement constitute the entire agreement between the parties pertaining to the subject matter and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions (whether or not similar), nor shall such waiver constitute a continuing waiver or estoppel with respect to subsequent defaults unless otherwise expressly provided. All exhibits and schedules which are appended hereto are hereby incorporated into this Agreement by this reference;

       17.5. HEADINGS: Section headings are not to be considered part of this Agreement and are included solely for convenience and reference and are not intended to be full or accurate descriptions of the content thereof;

       17.6. GOVERNING LAW: The validity, construction, and interpretation of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts applicable to contracts made and to be performed wholly within that state;

       17.7. VENUE AND CONSENT TO JURISDICTION: Venue and jurisdiction of any litigation arising out of this Agreement shall lie in the United States District Court for the District of Massachusetts, Central Section, located in Worcester, Massachusetts. Sellers and Mackie hereby submit to the jurisdiction of such court, and the rights granted under this paragraph may be specifically enforced by either party to this Agreement;

       17.8. COUNTERPARTS: This Agreement may be executed simultaneously in two or more counterparts, each one of which shall be deemed an original, but all of which shall constitute one and the same instrument;

       17.9. NO THIRD PARTY RIGHTS: Except as specifically provided in this Agreement and by documents contemplated by or attached as exhibits to this Agreement, nothing in this


                                                                PAGE-26

       Agreement is intended to imply or by implication to confer upon any person other than the parties hereto any rights or remedies under or by reason of this Agreement;

       17.10. ATTORNEYS' FEES: In the event any party takes legal action to enforce any of its rights under this Agreement, the prevailing party to such action shall be entitled to recover its costs and expenses, including reasonable attorneys' fees, incurred in any such action or any appeal thereof;

       17.11. COSTS AND EXPENSES: Except as set forth in the next sentence, all costs and expenses, including attorneys' fees, incurred by the Sellers in connection with this Agreement and the transactions contemplated hereby shall be paid by Sellers personally, and shall not be paid by EAW or from EAW assets; provided, that if such costs and expenses were paid by EAW prior to Closing, Sellers shall reimburse EAW at Closing for all such costs and expenses so paid. Notwithstanding the foregoing, the costs and expenses of EAW's accountants shall be paid by EAW and not by the Sellers;

       17.12. NUMBER, GENDER AND PERSONS: In this Agreement, words importing the singular number only shall include the plural and VICE VERSA, words importing gender shall include all genders and words importing persons shall include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind whatsoever;

       17.13. SURVIVAL OF REPRESENTATIONS AND WARRANTIES: The representations and warranties of Sellers and Mackie contained in this Agreement and in any document delivered or to be delivered pursuant to this Agreement shall survive the Closing Date and remain in effect after the Closing Date; and

       17.14. TIME OF ESSENCE: Time shall be of the essence of this Agreement.

18.    DISPUTE RESOLUTION

       18.1. DISPUTE: As used in this Agreement, "DISPUTE" shall mean any dispute or disagreement between Mackie and Sellers concerning the interpretation of this Agreement, the validity of this Agreement, any breach or alleged breach by any party under this Agreement or any other matter relating in any way to this Agreement.

       18.2. PROCESS: If a Dispute arises, the parties to the Dispute shall follow the procedures specified in Sections 18.3, 18.4 and 18.5 of this Agreement.

       18.3. NEGOTIATIONS: A meeting shall be held promptly between the parties, attended by individuals with decision-making authority regarding the Dispute, to attempt in good faith to negotiate a resolution of the Dispute.

       18.4. ARBITRATION: If, within 30 days after such meeting the parties have not succeeded in negotiating a resolution of the Dispute, they shall submit the matter to binding arbitration in Boston, Massachusetts in accordance with the commercial rules of the American Arbitration Association. The arbitration will be conducted before a panel of


                                                                PAGE-27
       three arbitrators. Each party will select one of the three arbitrators and the two arbitrators who are so chosen will select a third who will act as chairperson. The decision of a majority of the arbitrators will be final and conclusive upon the parties with respect to all matters submitted to arbitration for decision, and such decision shall be enforceable by a court of competent jurisdiction. Each party shall be responsible for its own expenses incurred in resolving any dispute or difference. Any expenses attributable to both parties shall be shared equally.

       18.5. EQUITABLE RELIEF: This Article 18 shall not apply to any claim where relief of an equitable nature, such as injunctive relief, may be sought through the courts (it being understood that only the equitable relief portion of a claim may be sought through the courts). In the event proceedings through the courts are commenced hereunder, the prevailing party (which includes the party whose formal settlement offer is closest to any ultimate determination) shall be entitled to reimbursement for its related costs and expenses, including reasonable legal fees, incurred with respect to said proceedings.

       18.6.  GENERAL:

              18.6.1. At any time during the procedures specified in Sections 18.3 and 18.4 of this Agreement, a party may seek a preliminary injunction or other provisional judicial relief if in its judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Despite such action, the parties will continue to participate in good faith in the procedures specified in this Article 18 of this Agreement.

              18.6.2. All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in this Article 18 of this Agreement are pending. The parties will take such action, if any, as is required to effectuate such tolling.

              18.6.3. Each party is required to continue to perform its obligations under this Agreement pending final resolution of any Dispute.

              18.6.4. All deadlines specified in this Article 18 of this Agreement may be extended by mutual agreement between Mackie and Sellers.

              18.6.5. The parties regard the obligations in this Article 18 of this Agreement to constitute an essential provision of this Agreement and one that is legally binding on them. In case of a violation of the obligations in this Article 18 of this Agreement by either Mackie or Sellers, the other party may bring an action to seek enforcement of such obligations in any court of law having jurisdiction thereof.

19. EMPLOYEE BENEFITS: Mackie covenants and agrees to provide each employee of EAW, who remains an employee of EAW immediately following the Closing
Date, with employee benefits no less favorable than those currently provided by EAW and each such employee will be


                                                                PAGE-28
       credited for all service to EAW for purposes of those compensation, employee benefit, vacation and leave plans, programs and arrangements which Mackie implements or causes
       EAW to adopt on or after the Closing Date.

       Dated the day and year first above written.











                            [SIGNATURE PAGES FOLLOW]







                                                                      PAGE-29

MACKIE DESIGNS INC.


By:  /s/ James T. Engen                   /s/  Kenneth P. Berger
    -----------------------         -------------------------------------
     Title: COO                            Kenneth P. Berger


                                           /s/  Kenton Forsythe
                                    -------------------------------------
                                           Kenton Forsythe


                                           /s/  Frank Loyko
                                    -------------------------------------
                                           Frank Loyko


                                           /s/  Gregory Garritt
                                    -------------------------------------
                                           Gregory Garritt


                                           /s/  Barry Greene
                                    -------------------------------------
                                           Barry Greene


                                           /s/  Ivan Schwartz
                                    -------------------------------------
                                           Ivan Schwartz


                                           /s/  Stephen Siegel
                                    -------------------------------------
                                           Stephen Siegel


                                           /s/  Daniel Macdonald
                                    -------------------------------------
                                           Daniel Macdonald


                                           /s/  Will Durfee
                                    -------------------------------------
                                           Will Durfee


                                           /s/  Mark O'Connor
                                    -------------------------------------
                                           Mark O'Connor


                                                                      PAGE-30

                            The Judith K. Berger Charitable Remainder
                            Unitrust


                            By:  /s/ Judith K. Berger
                                -------------------------------------------
                                   Judith K. Berger, Trustee



                            The Kenneth P. Berger Charitable Remainder
                            Unitrust


                            By:  /s/ Kenneth P. Berger
                                -------------------------------------------
                                 Kenneth P. Berger, Trustee


                                                                      PAGE-31